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EXHIBIT 11  --  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                              Year Ended December 31
(in thousands, except per share data)                 2000           1999           1998
--------------------------------------------------------------------------------------------
                                                   (Restated)
Basic:
------

Average shares outstanding                              27,489         28,010         28,081
                                                 =============   ============   ============

Net Income                                        $     39,705    $    44,150    $    39,030
                                                 =============   ============   ============
Per Share Amount                                  $       1.44    $      1.58    $      1.39
                                                 =============   ============   ============

Diluted:
--------

Average shares outstanding                              27,489         28,010         28,081

Net effect of dilutive stock options                       595            847          1,016
based on the treasury stock method
using the average market price or
quarter end price, whichever is greater
                                                 -------------   ------------   ------------
          Total Shares Outstanding                      28,084         28,857         29,097
                                                 =============   ============   ============
Net Income                                        $     39,705    $    44,150    $    39,030
                                                 =============   ============   ============
Per Share Amount                                  $       1.41    $      1.53    $      1.34
                                                 =============   ============   ============